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                                                              Exhibit (d)(5)(vi)

                                 AMENDMENT NO. 2
                           TO THE AMENDED AND RESTATED
                          INVESTMENT ADVISORY AGREEMENT

        AMENDMENT NO. 2 to the Amended and Restated Investment Advisory Agreement ("Amendment No. 2"), dated as of August 18, 2003, between The Equitable Life Assurance Society of the United States, a New York corporation ("Equitable" or the "Manager") and Massachusetts Financial Services Company (dba MFS Investment Management), a Delaware corporation (the "Adviser").

        Equitable and the Adviser agree to modify the Amended and Restated Investment Advisory Agreement , dated as of July 10, 2002 and Amendment No. 1, dated November 22, 2002 (together the "Agreement") as follows:

        1. Equitable hereby terminates its appointment of the Adviser as the investment adviser for the allocated portion of the EQ/Aggressive Stock Portfolio.

        2. Portfolios. Equitable hereby reaffirms its appointment of the Adviser as the investment adviser for the EQ/MFS Emerging Growth Companies Portfolio and the EQ/MFS Investors Trust Portfolio on the terms and conditions set forth in the Agreement.

        3. Appendix A. Appendix A to the Agreement, setting forth the Portfolios of the Trust for which the Adviser is appointed as the investment adviser and the fees payable to the Adviser with respect to each Portfolio is hereby replaced in its entirety by Appendix A attached hereto.

        4. Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

        IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 2 as of the date first above set forth.

  THE EQUITABLE LIFE  ASSURANCE               MASSACHUSETTS FINANCIAL SERVICES
  SOCIETY OF THE UNITED STATES                CORPORATION

    By: /s/ Peter D. Noris                      By: /s/ Stephen E. Cavan
        -------------------------------             ----------------------------
        Name:  Peter Noris                          Name:  Stephen E. Cavan
        Title: Executive Vice President             Title: Senior Vice President

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                                   APPENDIX A

                             AMENDMENT NO. 2 TO THE
               AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT

Portfolios                            Advisory Fee
----------                            ------------

EQ/MFS Emerging Growth Companies      0.35% of the Portfolio's average daily net
Portfolio*                            assets up to and including $500 million;
                                      0.30% of the Portfolio's average daily net assets on the next $1 billion of the Portfolio's average daily net assets and 0.25% of the Portfolio's average daily net assets over $1.5 billion.

EQ/MFS Investors Trust Portfolio      0.35% of the Portfolio's average daily net
                                      assets up to and including $500 million;
                                      0.30% of the Portfolio's average daily net assets on the next $1 billion of the Portfolio's average daily net assets and 0.25% of the Portfolio's average daily net assets over $1.5 billion.

*For purposes of calculating the advisory fee for the EQ/MFS Emerging Growth Companies Portfolio, the total net assets of the Portfolio will be aggregated.

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